Exhibit 6.11

850 Montgomery Street, Suite 350, San Francisco, CA 94133 https://coinlist.co

COMPLIANCE AND TECHNICAL SERVICES AGREEMENT

This Compliance and Technical Services Agreement (“Agreement”) is entered into as of May 8, 2019 (the “Effective Date”) between, on the one hand, CoinList Services LLC, a Delaware company (“CoinList”) and a subsidiary of Amalgamated Token Services Inc, a Delaware corporation (“ATS”), which maintains the website https://coinlist.co and https://tsm.coinlist.co (the “Platform”) and, on the other hand, BlockStack Token LLC (“Customer”). CoinList and Customer are each referred to as a “Party” and, together, as the “Parties”.

WHEREAS, Customer intends to engage in a sale of actual or future blockchain tokens (the “Token Sale”), which is anticipated to terminate (the “Closing”) on or before the date that is ninety (90) calendar days from the first sale of Tokens (defined below) (the “Token Sale Term”).

WHEREAS, in anticipation of the Token Sale, Customer desires to engage CoinList for certain compliance services and technical services as further set forth in Exhibit I (the “Services”);

WHEREAS, the Customer is solely responsible for the completeness and accuracy of the information it provides to CoinList for Services rendered; and

WHEREAS, Customer agrees to fulfill all payment obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1)             TERM. This Agreement commences on the Effective Date and remains in effect, unless earlier terminated as set forth herein, until the earlier of:

a)             the expiration of the Token Sale Term, and

b)             the day that is two hundred and seventy (270) days from the Effective Date (the “Term”).

The Token Sale Term may be extended by Blockstack to one hundred and twenty (120) days in its discretion and in accordance with the terms of the subscription agreements entered into by Blockstack with subscribers in the Token Sale. Should the length of a Token Sale exceed the Token Sale Term beyond such one hundred and twenty (120) days, and thereby the Customer requires continued Services from CoinList, CoinList shall be entitled to additional fees pursuant to a separate agreement or to allow this Agreement to expire as contemplated in 1(a).

2)             SCOPE

a)             Services. Starting on the Effective Date, CoinList shall provide the Services to Customer, including (i) the Services described in Exhibit I; and (ii) the right to access and use the Platform. For the avoidance of doubt, CoinList will take commercially reasonable steps to provide any functions or assume any responsibilities not specifically described in Exhibit I that are incidentally required for the proper performance and provision of the Services (and that is not a value-added customization feature requested and agreed to by Customer, or responsibilities requiring CoinList’s independent judgement outside of the Services described in Exhibit I). CoinList shall provide the technical support described in Exhibit II (“Technical Support”) during the Term. The Service Fee shall be inclusive of the fees for Technical Support. Customer acknowledges and agrees that use of Technical Support is the exclusive remedy in the event of Service delay, interruption or failure.

b)             Number of Users. There shall be no user limit with respect to the Services.

c)              Changes to the Services. Any change to the Services and/or an increase in time or performance, suspension of any performance standards, not pursuant to the Technical Support remedy provided paragraph (b) of this section, shall require the mutual written consent of CoinList and Customer. Notwithstanding the foregoing, CoinList reserves the right to make immaterial changes (“Immaterial Changes”) to its processes, products, and services in its sole discretion.

3)             FEES AND EXPENSES

a)             Service Fees. In consideration for the Services, Customer shall pay to CoinList the fees set forth on Exhibit I (the “Service Fees”). The Service Fees shall be payable in two installments to such account as shall be designated by CoinList:

i.                  The Setup Fee of $*** (the “Initial Payment”), payable within 2 business days of the date hereof; and

ii.               the remaining unpaid amount of Service Fees (the “Final Payment”, found by subtracting the Initial Payment from the aggregate Service Fees set forth on Exhibit I), payable upon the Closing.

b)             Notwithstanding the foregoing, in no event shall the Service Fees payable under this Agreement exceed *** dollars ($***).

c)              Fees shall be payable in United States dollars to such account as shall be designated by CoinList.

d)             Expenses. In no event shall Customer be responsible for any additional expenses or additional costs associated with Services rendered, unless otherwise authorized by Customer in each case.

4)             RESPONSIBILITIES

a)             Cooperation.

i.                  To enable CoinList’s delivery of the Services, Customer shall collaborate with CoinList in good faith to (i) establish priorities for different Services to be provided, (ii) prioritize requests for revalidation; and (iii) communicate any material changes in its Token Sale logistics and timing. Customer agrees to provide, upon CoinList’s reasonable request and subject to applicable law and Customer’s employee and third party confidentiality and privacy obligations, any and all pertinent information and access to personnel as may be necessary for CoinList to timely and adequately perform the Services under this Agreement.

ii.               In the event the Customer requires CoinList to generate documents to fulfill the Customer’s internal or external compliance needs, Customer must make such request in writing and provide at least fourteen (14) calendar days for CoinList to fulfill the request. CoinList shall exercise commercially reasonable efforts to meet said request(s), and where appropriate, CoinList may require additional time or compensation for the production of documents.

b)             Limitation of CoinList’s Role. The Parties agree that the Services entail solely the provision of compliance and technology services to Customer, limited to those Services described in Exhibit I and as provided for in Section 2(a). For the avoidance of doubt, the Services shall not include brokering, dealing, custodying or transferring Customer or User funds or securities, facilitating or advising the Customer or Users with regard to any token or security associated with Customer. Customer shall not knowingly or deliberately represent in social media, press releases, marketing materials or any other publicly disseminated material that CoinList is providing anything other than the Services and access to the Platform, and all such publicly disseminated material shall require the prior written consent of CoinList, not to be unreasonably withheld, except to the extent that the dissemination of such material is, in Customer’s determination, required for Customer’s compliance with applicable law, including federal securities laws.

5)             DEFINITIONS AND GENERAL PROVISIONS

a)             Definitions. For purposes of this Agreement,

i.                  “Customer Data” shall mean any data or information of Customer or User that is provided or transmitted to, or obtained or received by, CoinList from Customer or User in connection with the performance of its obligations under this Agreement. The Parties acknowledge that CoinList may already possess, or may come into possession of, duplicate information through one of the exceptions set forth in Section 5(g)(iii), and that such duplicate information, rightfully obtained outside the scope of the Services and not in contravention of this Agreement, is not meant be included in the definition of “Customer Data.”

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ii.               “Materials” shall mean, collectively, software, literary works, other works of authorship, specifications, designs, analyses, processes, methodologies, concepts, inventions, know-how, programs, program listings, programming tools, documentation, reports, drawings and work product, whether tangible or intangible.

iii.            “Software” shall mean the software programs (and all associated modifications, replacements, upgrades, enhancements, technical materials, documentation, materials and media related thereto) owned by a party or licensed by a party from a third-party software vendor and provided or used by such party in connection with the provision or receipt of the Services or the performance such party’s duties or responsibilities under this Agreement.

iv.           “System” shall mean an interconnected grouping of manual or electronic processes, including equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, upgrades or enhancements to such System.

v.              “Token” shall mean a digital unit of exchange native to a blockchain network, and specifically “Stacks” tokens to be used in Customer’s network or ecosystem.

b)             Customer Data. CoinList is authorized to access and use Customer Data solely in connection with its performance of the Services under this Agreement, and shall not otherwise access, use, or disclose Customer Data. Upon the termination or expiration of this Agreement, CoinList shall return to Customer or, if requested by Customer, destroy all of the Customer Data stored on the CoinList technology platform, except to the extent such data is required or permitted to be maintained by CoinList in accordance with Section 5(g)(ii) or constitutes part of a publicly-available deal page that CoinList maintains in its sole discretion after the expiration of the Token Sale Term. At the request of Customer, upon termination or expiration of this Agreement, CoinList will certify by an authorized representative of CoinList that it is in compliance with Section 5(g).

c)              License to Customer Materials. Except as otherwise provided in this Agreement, proprietary Software, Materials and Systems owned or licensed by Customer, including all derivative works thereof (collectively, “Customer Materials”), shall remain Customer’ property. CoinList shall have no ownership or other right or interest in Customer Materials, except for the limited license expressly granted herein. During the Term, and subject to the terms and conditions set forth herein, Customer grants to CoinList a non-exclusive, non-transferable, royalty-free right and license to access, use, execute, reproduce solely for internal or backup uses subject to the other terms and conditions of this Agreement, and digitally display, the Customer Materials to the extent necessary or desirable to perform the Services. CoinList shall use the Customer Materials in accordance with the parameters set forth in documentation and other reasonable instructions provided by Customer. CoinList shall not sell, copy or distribute (other than as expressly permitted by this Agreement) the Customer Materials or sublicense, lease, rent, loan, distribute, or otherwise make any Customer Materials available to any third-party. CoinList shall not modify, copy, disassemble, decompile or reverse engineer the Customer Materials nor cause nor permit any third-party to do so. All Customer Materials, including all rights to licenses shall remain the exclusive property of Customer or the relevant third-party owner. CoinList shall have no rights in the Customer Materials or documentation, other than the express license granted hereunder. CoinList shall protect the confidentiality of all information relating to the code, design or logic structure of the Customer Materials provided to CoinList by Customer. Customer shall make the Customer Materials available to CoinList in such form and on such media as CoinList may reasonably request, together with existing documentation.

d)             License to CoinList Materials. As between the Parties, all Software, Systems and related Materials owned or licensed by CoinList, including all derivative works thereof (collectively, “CoinList Materials”), shall remain CoinList’s property. Furthermore, CoinList may sublicense the services of certain third-parties to perform the Services. CoinList will be responsible for such subcontracted services as if CoinList has performed such services itself. Customer shall have no ownership or other right or interest in CoinList Materials (defined to include any intellectual property of third-party partners or subcontractors of CoinList), except for the limited license expressly granted herein. Without limiting the generality of the foregoing, CoinList Materials shall include any and all deliverables, Materials, Software, software development tools, Systems, know-how, methodologies, processes, technologies or algorithms used by CoinList in providing the Services. During the term of this Agreement, and subject to the terms and conditions set forth herein, CoinList grants to Customer a non-exclusive, non-transferable, royalty-free right and license to access, use, execute, reproduce and digitally display the CoinList Materials to the extent necessary or desirable in connection with its business. As contemplated by this Agreement, this license shall extend to any third parties (including, without limitation, consultants and other service providers) to which Customer delegates or outsources in the course of its business (whether by transferring ownership or otherwise), responsibility for the operation or management or achievement of any business requirements of Customer, but only for purposes of performing such Customer business requirements on its behalf; provided that CoinList further reserves the right to suspend or terminate access to CoinList Materials should CoinList reasonably believe that the CoinList Materials are not being used in accordance with this Agreement. Customer shall use the CoinList Materials in accordance with the parameters set forth in documentation and other reasonable instructions provided by CoinList. Customer shall not sell, copy or distribute (other than as expressly permitted by this Agreement) the CoinList Materials or sublicense, lease, rent, loan, distribute, or otherwise make any CoinList Materials available to any third- party. Customer shall not modify, copy, disassemble, decompile or reverse engineer the CoinList Materials nor cause nor permit any third-party to do so. All CoinList Materials shall remain the exclusive property of CoinList or the relevant third-party owner. Customer shall have no rights in the CoinList Materials or documentation, other than the express license granted hereunder. Customer shall protect the confidentiality of all information relating to the code, design or logic structure of the CoinList Materials provided to Customer by CoinList.

e)              Third-Party Materials

i.                  CoinList shall obtain all consents necessary to permit Customer to access or operate any third-party Software or other Materials that CoinList uses to provide Services under this Agreement (“Third-Party Materials”). During the Term, CoinList shall pay all required license, installation, maintenance and upgrade fees with respect to the Third-Party Materials or other materials that CoinList provides to Customer. Third- party Materials shall be made available to Customer in such form and on such media as Customer may reasonably request and CoinList is reasonably able to provide. CoinList reserves the right to terminate access to any Third-Party Materials provided as part of the Services if the owner of such Third-Party Materials discontinues offering such content or restricts CoinList’s or Customer’s access.

ii.               Nothing contained in this Agreement shall require either party to violate the proprietary rights of any third-party in any software. If any part of any Services (including, without limitation, any CoinList Materials or Third-Party Materials) becomes the subject of a third-party claim or litigation regarding infringement, violation or misappropriation of intellectual property rights, CoinList will at its sole cost and expense: (x) modify such materials to make them non-infringing or cure any claimed violation or misappropriation of a third-party’s intellectual property rights, provided that such modification or cure does not adversely impact the Services; (y) procure for Customer the right to continue using such materials; or (z) replace such materials with substantially equivalent materials that are non-infringing or that are free of the claimed misuse of such third-party intellectual property rights. If none of the foregoing options are possible, then CoinList may terminate this Agreement and refund to Customer the fees paid to CoinList hereunder.

f)               Trademarks. This Agreement does not give either party ownership or other rights or interests in the other party’s trade name or trademarks which rights are hereby expressly reserved to each respective trademark owner. Except as expressly set forth in Exhibit I, any use by one party of the other party’s trademarks under this Agreement shall require the express written consent of the other party and shall inure to the benefit of such other party and shall be in accordance with the instructions of such other party, and their respective branding and use policies then in effect and as such party may otherwise from time to time instruct. Any such use shall be in accordance with high quality standards and shall not degrade or diminish the good reputation of the other party. Should either party request the other to cease use of any such trademarks, such other party shall immediately do so.

g)              Confidentiality

i.                  During the Term, each party (the “Disclosing Party”) may provide the other party (the “Receiving Party”) with certain non-public information regarding the Disclosing Party’s business, technology, products or services that is marked or designated by the Disclosing Party as “confidential” or “proprietary” at the time of disclosure or that reasonably would be understood to be confidential given the circumstances of disclosure (collectively, “Confidential Information”). Without limiting the generality of the foregoing, the CoinList Materials and Customer Materials, and all enhancements and improvements thereto, and all data or information regarding users of the Platform will be considered the Confidential Information of the respective party.

ii.               The Receiving Party agrees that it will not use or disclose to any third-party (except to the Receiving Party’s accountants, auditors, regulators and attorneys, who are all under obligations of confidentiality to such party) any Confidential Information of the Disclosing Party, except to provide or use the Services hereunder and as otherwise expressly permitted under this Agreement. The Receiving Party will limit access to the Confidential Information to those employees or contractors of the Receiving Party or its affiliates who have a need to know, who have confidentiality obligations no less restrictive than those set forth herein, and who have been informed of the confidential nature of such information. In addition, the Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner that it protects its own proprietary information of a similar nature, but in no event with less than reasonable care. At the Disclosing Party’s request or upon termination of this Agreement, the Receiving Party will return to the Disclosing Party or destroy (or permanently erase in the case of electronic files) all copies of the Confidential Information that the Receiving Party does not have a continuing right to use under this Agreement, and the Receiving Party shall provide to the Disclosing Party a written affidavit certifying compliance with this sentence. Notwithstanding the foregoing and provided that the Receiving Party preserves the confidentiality of any Confidential Information retained, the Receiving Party shall not be in breach of this Agreement should copies of the Confidential Information be stored, used, or archived to comply with requirements of applicable law, regulation or order or the Receiving Party’s standard electronic backup and archival procedures and destroyed in accordance with the Receiving Party’s internal procedures.

iii.            The confidentiality obligations set forth in this section will not apply to any information that (a) becomes generally available to the public through no fault of the Receiving Party; (b) is lawfully provided to the Receiving Party by a third-party free of any confidentiality duties or obligations; (c) was already known to the Receiving Party at the time of disclosure; or (d) the Receiving Party can prove, by clear and convincing evidence, was independently developed by employees and contractors of the Receiving Party who had no access to the Confidential Information. In addition, the Receiving Party may disclose Confidential Information to the extent that such disclosure is necessary for the Receiving Party to enforce its rights under this Agreement or is required by law, regulation or government authority or by the order or subpoena of a court or similar judicial or administrative body, provided that the Receiving Party promptly notifies the Disclosing Party in writing of such required disclosure and cooperates with the Disclosing Party if the Disclosing Party seeks an appropriate protective order. In the event that the Receiving Party is served with legal process seeking disclosure of Confidential Information of the other party, the Receiving Party shall provide prompt notice to the Disclosing Party, unless otherwise prevented by operation of law, and give the disclosing party an opportunity to respond prior to such disclosure.

iv.           Both Parties agree that money damages may not be a sufficient remedy for breach of the confidentiality or proprietary rights provisions of this Agreement, and therefore each party shall be entitled to seek injunctive relief without the requirement of posting bond in the event of such a breach.

v.              The Parties agree to keep the terms of this Agreement strictly confidential and shall not disclose any such terms to unaffiliated third parties, unless necessary to comply with regulatory requirements, including tax and accounting obligations, or as part of a legal proceeding.

h)             Regulation S-P. The Parties agree that, regardless of whether such regulations apply to the activities of either party, any nonpublic personal information, as defined in Section 248.3(t) of Regulation S-P, received from or on behalf of either party shall be treated by the Parties as subject to the limitations on re-disclosure and reuse set forth in Section 248.11 of such Regulation. In addition, the Parties acknowledge that they have adopted policies and procedures that address administrative, technical and physical safeguards that are reasonably designed to insure the security and confidentiality of any such nonpublic personal information received from or on behalf of the other party, protecting against any reasonably anticipated threats or unauthorized access to or use of such information. Each party will promptly notify the other party of any actual or reasonably suspected unauthorized access, use, or disclosure of nonpublic personal information provided by such party or any request for access to such information by a governmental or nongovernmental third-party. Each party will cooperate with the other in a reasonable manner in case of any actual or anticipated litigation or regulatory inquiry or action concerning the nonpublic personal information provided by such party. The disclosing party of any nonpublic personal information will have the right, during normal business hours upon reasonable advance notice, to inspect the receiving party’s policies and practices for preserving the security of nonpublic personal information disclosed pursuant this Agreement (referred to collectively as the receiving party’s “GLBA practices”). The receiving party will cooperate with the disclosing party in a reasonable manner in any inspection of the receiving party’s GLBA practices by any competent regulatory authority. All non-public information about each party’s GLBA practices is, subject to Section 5(g)(iii), Confidential Information of such party.

6)             REPRESENTATIONS, WARRANTIES AND COVENANTS

a)             CoinList Representations, Warranties and Covenants. CoinList represents, warrants and covenants the following:

i.                  CoinList has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by CoinList shall not violate any law or agreement to which CoinList is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against CoinList in accordance with its terms.

ii.               The performance of CoinList’s obligations hereunder, the CoinList Materials the Services and (to the best of CoinList’s knowledge) the Third-Party Materials do not and shall not infringe upon or misappropriate the intellectual property rights of any third-party.

iii.            The Services, CoinList Materials and (to CoinList’s knowledge) the Third-Party Materials do not and will not contain any virus, lockup program or device or malicious code (including, without limitation, code that would permit CoinList or any third-party to access, disable or impair the Services or any Customer Materials) (collectively “Malicious Code”), and CoinList will not allow its or its subcontractors’ personnel to intentionally or unintentionally install any Malicious Code or any other program or device which in any manner (other than the standard, industry-practice control mechanisms CoinList reasonably has in place to control its web-site and software access) that interferes with Customer’s systems or its use or ownership of its software or intellectual property rights or restricts Customer from accessing its data files or in any way interferes with the transaction of Customer’s business.

b)             Customer Representations, Warranties and Covenants. Customer represents, warrants and covenants the following:

i.                  Customer has the full power and authority to execute and perform this Agreement, and the execution and performance of this Agreement by Customer does not violate any law, agreement, court order, regulation, restriction, or obligation to which Customer is a party or by which it is otherwise bound. When executed by a duly authorized officer, this Agreement shall be enforceable against Customer in accordance with its terms.

ii.               Customer shall comply with all of the federal, state and foreign securities laws and rules that are applicable to Customer. Customer acknowledges and agrees that the Services provided by CoinList under this Agreement are administrative and technological in nature and that CoinList is not providing any recommendation, advice or assistance of any kind with respect to the purchase, sale or holding of any security or currency.

iii.            Customer shall obtain necessary licenses and permissions to allow CoinList to use the Customer Materials as contemplated in this Agreement.

iv.           The Customer will not introduce any Malicious Code, and Customer will not allow anyone it allows to use the Services to intentionally or unintentionally install any Malicious Code or any other program or device which in any manner interferes with CoinList’s Services or CoinList’s use or ownership of its software or intellectual property rights or restricts CoinList from accessing its data files or in any way interferes with the transaction of CoinList’s business.

c)              Security and Data. CoinList shall provide accurate and fit-for-purpose data security and systems security which includes, without limitation, system level access security measures and data-level access security measures and measures to prevent the theft or compromise of authorized users’ credentials or other  Customer Data. CoinList shall ensure that all relevant data on CoinList’s web server or other relevant computer systems relating to the Services provided hereunder are backed up on a regular basis.  CoinList will maintain  at all times policies and procedures that address administrative, technical and physical safeguards that are reasonably designed to insure the security and confidentiality of any Customer Data, protecting against any reasonably anticipated threats or unauthorized access to or use of such Customer Data. CoinList will promptly notify Customer of any actual or reasonably suspected unauthorized access, use, or disclosure of Customer Data. Customer will have the right, during normal business hours upon reasonable advance notice, to inspect CoinList’s policies and practices for preserving the security of Customer Data.

d)             Disclaimers.

i.                                          CUSTOMER UNDERSTANDS THAT COINLIST IS PERFORMING THE SERVICES HEREUNDER IN RELATION TO DATA THAT HAVE BEEN PRODUCED BY CUSTOMER, SUPPLIED TO CUSTOMER BY USER OR THIRD PARTIES OR SUPPLIED TO COINLIST BY USERS. COINLIST WILL UNDERTAKE ITS PROCEDURES AS SET FORTH AND PURSUANT TO THE BANK SECRECY ACT OF 1970 AND THE SECURITIES ACT OF 1933, EACH AS AMENDED, IN PERFORMING ITS SERVICES HEREUNDER BUT HAS NO RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF ANY DATA RECEIVED FROM CUSTOMER, CUSTOMER’S USERS, OR OTHER THIRD PARTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE COINLIST MATERIALS, SOFTWARE AND SYSTEMS ARE PROVIDED ON AN “AS IS” BASIS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, COINLIST DISCLAIMS ALL WARRANTIES AS TO THE COINLIST MATERIALS, SOFTWARE AND SYSTEMS, EXPRESS OR IMPLIED. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, COINLIST MAKES NO REPRESENTATION OR WARRANTY THAT ANY THIRD-PARTY MATERIALS OR CONTENT (SUCH AS DIRECT DATA FEEDS AND THIRD-PARTY CONTENT POSTED ON COINLIST’S WEB-SITE, BUT NOT INCLUDING THIRD-PARTY MATERIALS MADE FOR COINLIST (E.G. WORK MADE FOR HIRE)) BASED UPON ANY THIRD-PARTY MATERIALS ENCOMPASSED IN THE SERVICES OR COINLIST MATERIALS ARE ACCURATE, COMPLETE, APPROPRIATE, RELIABLE OR TIMELY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT COINLIST MAKES NO REPRESENTATIONS OR WARRANTIES THAT ACCESS TO AND USE OF THE INTERNET WILL BE UNINTERRUPTED OR ERROR-FREE, OR FREE OF VIRUSES, UNAUTHORIZED CODE OR OTHER HARMFUL COMPONENTS.

ii.               EXCEPT AS EXPRESSLY SET FORTH HEREIN, CUSTOMER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, ITS RECEIPT OF THE SERVICES, OR OTHERWISE ARISING OUT OF CUSTOMER’S RELATIONSHIP WITH COINLIST HEREUNDER.

7)             TERMINATION

a)             Termination for Convenience. Either party may terminate this Agreement immediately upon fifteen (15) days’ written notice of such termination to the other party (“Termination for Convenience”); provided that in no event shall CoinList be able to Terminate for Convenience after receiving the Initial Payment, unless for a Termination for Cause, as defined in clause (b) below.

i.                                          In the event the Customer Terminates for Convenience, Customer will forfeit all payments made on, or prior to, the date of Termination and will promptly pay all Services Fees (including, but not limited to, any Investor Diligence Fees or Document Support Fees) related to services rendered up to the date of such Termination.

b)             Termination for Cause. Either party may terminate this Agreement at any time in the case of material breach, unless the other party cures such breach within thirty (30) days after written notice thereof (“Termination for Cause”).

c)              Effect of Termination. Upon termination (whether it be Termination for Convenience or Termination for Cause) or expiration of this Agreement for any reason, Customer’s right to access or use the Services and access the Platform, and all rights and licenses granted hereunder, shall immediately cease.

d)             Survival. Notwithstanding anything to the contrary herein, Customer’s obligation to pay the Service Fee shall survive the termination of this Agreement indefinitely (unless a Customer Termination for Cause occurs, in which case no additional fees will be due hereunder) and the provisions of this Agreement which give the Parties rights beyond termination or expiration of this Agreement shall survive any termination or expiration of this Agreement, including, without limitation, this Section 7 and Sections 3, 4, 5, 6, 8, and 9.

8)             LIMITATIONS ON LIABILITY; INDEMNIFICATION

a)             TYPES OF DAMAGES.

EXCEPT IN THE CASE OF BREACH OF CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, OR INCIDENTAL, DAMAGES WHATSOEVER.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES UNDERSTAND AND AGREE THAT THE INTERNET IS INHERENTLY UNSAFE; CONSEQUENTLY UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE RESPONSIBLE FOR ANY DAMAGE, LOSS, OR INJURY RESULTING FROM: (A) HACKING, TAMPERING, OR OTHER UNAUTHORIZED ACCESS TO OR USE OF THE PLATFORM NOT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY; (B) ANY INTERRUPTION OR CESSATION OF THE SERVICES; (C) ANY SOFTWARE BUGS, VIRUSES, TROJAN HORSES, OR OTHER HARMFUL CODE THAT MAY BE TRANSMITTED TO OR THROUGH THE PLATFORM; (D) ERRORS, INACCURACIES, OR OMISSIONS OF INFORMATION, OR ANY LOSSES INCURRED AS A RESULT OF, RESULTING FROM THE USE OF THE PLATFORM; AND/OR (E) INFORMATION THAT IS TRANSMITTED USING THE PLATFORM THAT IS DEFAMATORY, OFFENSIVE, OR ILLEGAL.

b)             AMOUNT OF DAMAGES. EXCEPT IN THE CASE OF BREACH OF CONFIDENTIALITY, THE MAXIMUM LIABILITY OF EITHER PARTY ARISING OUT OF OR IN ANY WAY CONNECTED TO THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT OF THE SERVICE FEE.

c)              Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party, its officers, directors, employees, agents and affiliates from any losses arising from any and all loss, claim, liability, cost, damage or expense by a third-party, including without limitation, costs of litigation and reasonable attorneys’ fees (collectively “Losses”) arising out of or by reason of:

i.                                          any material breach of a representation, warranty or covenant under this Agreement,

ii.                                       any act or omission by a Party or its affiliates and/or their officers, directors, personnel or other representatives which is a violation of applicable statutes, laws or regulations;

iii.                                    the gross negligence, willful misconduct or fraud of a Party or its affiliates; or

iv.                                   the breach by a Party or its affiliates and/or their officers, directors, personnel or other representatives of the confidentiality or data protection obligations contained in this Agreement or applicable law.

Each Party shall retain the sole right to control the defense of any claim against such Party, its officers, directors, employees, agents and affiliates (including the right to settle the claim solely for monetary consideration) covered by this Section.

d)             Basis of the Bargain. The Parties agree that the limitations of liability and indemnity set forth in this section shall survive and continue in full force and effect despite any failure of consideration or of an exclusive remedy. The Parties acknowledge that CoinList’s agreement to provide Services pursuant to the terms of this Agreement is made in reliance upon these limitations of liability and that all such limitations form an essential basis of the bargain between the Parties.

e)              Application to Affiliates. The limitations and exclusions of CoinList’s liability hereunder shall apply to Customer and all of its affiliates directly or indirectly.

f)               ARBITRATION AND CLASS ACTION WAIVER

THE PARTIES AGREE THAT ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY ARBITRATION ADMINISTERED BY JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. UNDER ITS COMMERCIAL ARBITRATION RULES. THE NUMBER OF ARBITRATORS SHALL BE ONE. THE PLACE OF ARBITRATION SHALL BE NEW YORK, NEW YORK. JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

CUSTOMER HEREBY WAIVES THE RIGHT TO ANY CLASS ACTION PROCEEDING OR COUNTERCLAIM AGAINST COINLIST, ITS AFFILIATES, SUCCESSORS OR ASSIGNS, WHETHER AT LAW OR EQUITY, REGARDLESS OF WHICH PARTY BRINGS SUIT. THIS WAIVER SHALL APPLY TO ANY MATTER WHATSOEVER BETWEEN THE PARTIES HERETO WHICH ARISES OUT OF OR IS RELATED IN ANY WAY TO THIS AGREEMENT, THE PERFORMANCE OF EITHER PARTY, AND THE SERVICES PROVIDED BY COINLIST, ITS AFFILIATES, SUCCESSORS OR ASSIGNS OF THE BUSINESS AND/OR ANY GOODS OR SERVICES.

9)             MISCELLANEOUS

a)             Notices. All notices and other communications hereunder shall be in writing, delivered to the email addresses set forth below each party’s signature on the signature pages hereto or to the address of the party’s principal office. Either party may, by notice to the other, change its address for receiving such notices by giving notice to the other party in the manner provided by this Section.

b)             Severability. If any provision of this Agreement, or the application thereof, is determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall be interpreted so as best to reasonably effect the intent of the Parties. The Parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such invalid and unenforceable provisions.

c)              Entire Agreement. This Agreement and all Exhibits hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all agreements and understandings, whether written or oral, between Customer and CoinList with respect to the subject matter hereof made prior to the date hereof. There are no representations, warranties, understandings or agreements relating to the subject matter hereof which are not fully expressed in this Agreement. No amendment, modification, waiver or discharge of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

d)             Governing Law, Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its conflicts of laws rules, and as necessary the laws of the United States. For the purposes of enforcing any award by an Arbitrator, the venue shall be the Southern District of New York or state court within New York County, New York, and the Parties hereby consent to the exclusive jurisdiction of such courts and waive, to the fullest extent permitted by applicable law, the right to make any objection based on venue or inconvenient forum. The Parties agree that the Uniform Computer Information Transactions Act shall not apply to this Agreement.

e)              No Waiver. No waiver or failure to exercise any option, right or privilege under the terms of this Agreement by either of the Parties hereto on any occasion or occasions shall be construed to be a waiver of the same on any other occasion or of any other option, right or privilege.

f)               Assignment; Successors and Assigns. Neither this Agreement nor any of the rights or duties hereunder may be assigned or otherwise transferred by either party without the other party’s prior written consent. Such consent shall not be unreasonably withheld. Any act which is inconsistent with the terms of this Section shall be null and void ab initio. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns

g)              Subcontractors. CoinList may subcontract with third parties for the provision of hardware, Software, Materials or Services. CoinList shall be responsible for payments due to its subcontractors. CoinList shall remain liable for the acts and omissions of its subcontractors.

h)             Independent Contractor. CoinList shall at all times during the term of this Agreement, be acting and performing hereunder as an independent contractor. CoinList shall perform all services required hereunder in good faith and to the best of its abilities, relying on its experience, knowledge, judgment, and techniques.

i)                 Third Parties. This Agreement is entered into solely by and between, and may be enforced only by, Customer and CoinList; this Agreement shall not be deemed to create any rights in third parties, including, without limitation, employees, suppliers, customers or affiliates of a party, or to create obligations of a party to any such third parties.

j)                Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties signed the same copy. All counterparts will be construed together and will constitute one agreement. This Agreement may be executed through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on each party as if it were physically executed.

k)             Headings for Reference Only.  The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

l)                 Counsel. Each Party acknowledges and represents that, in completing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BLOCKSTACK TOKEN LLC		COINLIST SERVICES LLC

By:		By:

Name:	Jesse Soslow	Name:	Paul Davison

Title:	Head of Legal & Finance	Title:	Chief Executive Officer

Email: legal@blockstack.com		Email: pd@coinlist.co

[SIGNATURE PAGE TO COMPLIANCE AND TECHNICAL SERVICES AGREEMENT]

Exhibit I

Services

This is Exhibit I to the attached Compliance and Technical Services Agreement (“Agreement”) between CoinList and Customer.

1)             Definitions. Capitalized terms not otherwise defined in this Exhibit I shall have the meanings given to such terms in the Agreement to which this Exhibit I is a part.

2)             Services and Fees. During the Term, CoinList will provide the Services in exchange for the fees set forth below:

[ x ]                           Setup. Configuration of a white-labeled, Blockstack-branded version of the Platform to be solely accessible through www.stackstoken.com, creation of deal page, newsletter and marketing Package

•                                          Setup Fee: $***

[ x ]                           Newsletter Inclusion. Inclusion in periodic newsletter to mailing list.

[ x ]                           Marketing.

•                                          If Customer requests CoinList to do so, Coinlist will visibly display the Customer logo and link to the Token Sale on the homepage of the Platform.

•

[ x ]                           Investor Qualification Services. CoinList will process prospective participants, each a User, on behalf of Company, in accordance with CoinList’s account eligibility protocol, as determined and modified in CoinList’s reasonable discretion. Customer understands and acknowledges that any and all prospective participants may not pass the eligibility protocol. CoinList’s account eligibility protocol provides:

(1)                                 Customer identification verification status (as defined by the Financial Crimes Enforcement Network (FinCEN));

(2)                                 Limited suspicious activity reporting services, as based on transactions visible to the CoinList Platform;

(3)                                 Other procedures pertaining to KYC-AML verification as determined by CoinList; and

(4)                                 Investor Certifications (in order to provide either (i) investment amount attestations or (ii) confirmation of status as an “accredited investor” (as such term is defined in clause (a) of Rule 501, promulgated under the Securites Act of 1933, as amended (the “Securities Act”), which confirmation shall be conducted in accordance with clause (c)(2)(ii) of Rule 506 promulgated under the Securities Act).

•                                          Investor Diligence Fee: $*** per User who starts the diligence process

•                                          The first *** Investor Diligence Fees are waived.

[ x ]                           Document Support. Document access and data storage/security fee (per document, charged on Users who sign documents or are Customer employees with access to deal):

•                                          Document Support Fee: $*** per document package

•                                          The first *** Document Support Fees are waived.

[ x ]                           Customer Support Services. During the Term, CoinList will provide Customer with reasonable implementation or integration services; technical assistance; and similar support services related to the utilization of the above services.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[  ]                                  Crypto Liquidation Integration.  Customer may select this option, which will require Customer to enter into a separate agreement with a third-party services provider with which CoinList has partnered in order to facilitate crypto liquidation.

•                                          Liquidation Integration Fee: $

[ X]                            Escrow Service Integration.  Customer may select this option, which will require Customer to enter into a separate agreement with a third-party services provider with which CoinList has partnered in order to provide integrated escrow services.

3)             Authorized Users and Security of CoinList Materials. It is, as between CoinList and Customer, solely Customer’s responsibility to authorize and control access to and use of the CoinList Materials by Customer’s authorized users. Customer shall require a user ID and password and two factor identification / authentication to access and use the CoinList Materials. As between CoinList and Customer, solely Customer is responsible for (i) authorizing, monitoring, controlling access to and maintaining the strict confidentiality of the user IDs, passwords and codes (collectively, “IDs”) assigned to Customer’s authorized users, (ii) instructing authorized users to not allow another person to use their IDs, (iii) any charges or damages that may be incurred as a result of an authorized user’s failure to maintain the strict confidentiality of their IDs and (iv) promptly informing CoinList in writing of any need to deactivate an ID due to security concerns. CoinList is not liable for and Customer shall indemnify and hold harmless CoinList against any and all Losses arising from the theft, unauthorized use or misuse of IDs, authorized users’ unauthorized disclosure of IDs, or authorized users allowing another unauthorized person or unauthorized entity to access and use the CoinList Materials using IDs, which, in each case, does not arise from any breach by CoinList of any of its obligations in this Agreement. Customer shall immediately notify CoinList of any unauthorized use of IDs of which it is notified.

Exhibit II

Technical Support

This is Exhibit II to the attached Compliance and Technical Services Agreement (“Agreement”) between CoinList and Customer.

Technical Support Description. CoinList will provide Customer with telephone and email support, including bug fixes, corrections, modifications, enhancements, upgrades, and new releases to the Services to ensure that: (a) the functionality of the Services is available to Customer and (b) the functionality of the Services is in accordance with the representations and warranties set forth in the Agreement (“Technical Support”) on weekdays (excluding holidays) from 9am to 5pm Pacific Standard Time. Technical Support will include any research and resolution activity performed by CoinList.

a)             Request for Technical Support. Customer will make Technical Support requests by calling or emailing CoinList. CoinList staff shall assign to the request the Problem Severity Level (as defined herein) as determined by CoinList staff.

b)             Problem Severity Levels I and II Response and Resolution. For Technical Support requests not made by telephone, within the Request Response Time of such a request, CoinList shall confirm to the requestor receipt of the request by CoinList. If a Problem Severity Level I or II request cannot be corrected to the reasonable satisfaction of the requestor within the Request Resolution Time after the requestor makes the initial request for Technical Support, CoinList will: (a) immediately escalate the request to CoinList’s management; (b) take and continue to take the actions which will most expeditiously resolve the request; and (c) provide a report to the requestor of the steps taken and to be taken to resolve the request, the progress to correct, and the estimated time of correction until the request is resolved.

c)              Problem Severity Levels III and IV Response and Resolution. For Technical Support requests not made by telephone, within the Request Response Time of such a request, CoinList shall confirm to the requestor receipt of the request by CoinList. If a Problem Severity Level III or IV request cannot be corrected to the reasonable satisfaction of the requestor within the Request Resolution Time after the requestor makes the initial request for Technical Support, at the sole election of requestor: (a) CoinList will work continuously to resolve the request; or (b) requestor and CoinList will mutually agree upon a schedule within which to resolve the request.

Technical Support Problem Severity Levels

a)             Problem Severity Level I

1)             Description. This Problem Severity Level is associated with: (a) Services, as a whole, are non-functional or are not accessible; (b) unauthorized exposure of all of part of Customer Data; or, (c) loss or corruption of all or part of Customer Data.

2)             Request Response Time. 3 hours.

3)             Request Resolution Time. 1 weekday.

b)             Problem Severity Level II

1)             Description. This Problem Severity Level is associated with significant and / or ongoing interruption of Customer’s use of a critical function (as determined by CoinList) of the Services and for which no acceptable (as determined by CoinList) work-around is available.

2)             Request Response Time. 8 hours.

3)             Request Resolution Time. 2 weekdays.

c)              Problem Severity Level III

1)             Description. This Problem Severity Level is associated with: (a) minor and / or limited interruption of Customer’s use of a non-critical function (as determined by CoinList) of the Services; or, (b) problems which are not included in Problem Severity Levels I or II.

2)             Request Response Time. 24 hours.

3)             Request Resolution Time. 4 weekdays.

d)             Problem Severity Level IV

1)             Description. This Problem Severity Level is associated with: (a) general questions pertaining to the Services; or, (b) problems which are not included in Problem Severity Levels I, II, or III.

2)             Request Response Time. 3 weekdays.

3)             Request Resolution Time. 1 week.

Exhibit B-2